Exhibit 99.1

COMPUTER SOFTWARE INNOVATIONS, INC. ANNOUNCES FOURTH QUARTER AND YEAR END 2010 RESULTS

Easley, SC – (MARKET WIRE) – March 24, 2011 – Computer Software Innovations, Inc. (OTCBB: CSWI), CSI Technology Outfitters(TM) (“CSI”) today announced its financial results for the fourth quarter and full year ended December 31, 2010.

Financial Highlights:

•	Revenues of $52.7 million for the 2010 fiscal year, an increase of $0.9 million over 2009;

•	Operating Income of $1.1 million for the 2010 fiscal year, an increase of 9% over 2009;

•	Gross Profit of $10.7 million for the 2010 fiscal year, a decrease of $0.6 million or 5% below 2009;

•	Net Income of $0.5 million for the 2010 fiscal year, an increase of $0.2 million or 56% over 2009.

Financial Results – Fourth Quarter 2010:

For the quarter ended December 31, 2010, revenues totaled approximately $11.4 million, a slight increase of 0.2% from the fourth quarter of 2009.

Gross profit for the fourth quarter of 2010 was approximately $2.3 million, a decrease of approximately $0.2 million or 7% from the fourth quarter of 2009, primarily from a decrease in the Cloud Services Segment profits with the increased investment in new product offerings and a decrease in Financial Management Applications new license and services sales, partially offset by an increase in Technology Solutions Segment profits with increased engineering services.

Operating loss for the fourth quarter of 2010 was approximately $36 thousand, a decrease of approximately $0.1 million or 147% from the fourth quarter of 2009, driven by the decrease in gross profit.

CSI posted a net loss of $62 thousand for the fourth quarter of 2010, compared to a net loss of $5 thousand for the fourth quarter of 2009, as a result of the decrease in gross profit. Due to the seasonality of CSI’s business, the fourth and first quarters are traditionally the lowest performing quarters in its fiscal year.

CSI’s EBITDA was approximately $0.6 million for the fourth quarter of 2010, a decrease of approximately $0.1 million or 19% from the fourth quarter of 2009. (EBITDA is a non-GAAP financial measure. See reconciliation to GAAP measure Net Income which follows.)

Financial Results – Fiscal Year 2010:

CSI posted revenues of approximately $52.7 million for the 2010 fiscal year, an increase of $0.9 million or 2% over the 2009 fiscal year. The increase was driven by a $1.2 million or 3% increase in our Technology Solutions Segment and a $0.1 million increase in our Financial Management Applications Segment, partially offset by a $0.4 million or 28% decrease in our Cloud Services Segment.

CSI’s gross profit for the 2010 fiscal year was approximately $10.7 million, a decrease of $0.6 million or 5% below the 2009 fiscal year. This decrease was driven primarily by a decrease in gross profit by the Cloud Services and the Technology Solutions Segments, and partially offset by an increase in gross profit from the Financial Management Applications Segment.

CSI’s operating income for the 2010 fiscal year was approximately $1.1 million, an increase of $0.1 million or 9% over the 2009 fiscal year. The increase was due to the impact of the $0.7 million decrease in operating expenses, partially offset by the $0.6 million decrease in gross profit.

Net income for the 2010 fiscal year was approximately $0.5 million or $0.07 per basic share and $0.03 per diluted share, as compared to net income of approximately $0.3 million, or $0.05 per basic share and $0.02 per diluted share for the 2009 fiscal year.

EBITDA, or earnings before interest, income taxes, depreciation and amortization for the 2010 fiscal year was approximately $3.5 million, a slight increase over the 2009 fiscal year. (EBITDA is a non-GAAP financial measure. See reconciliation to GAAP measure Net Income which follows.)

“I am pleased that CSI was able to hold our own and remain profitable during these trying economic times and that we are in an excellent position to grow our business in the years ahead,” stated Nancy Hedrick, CEO. “During 2010 we launched our Cloud Services Segment, focusing on our CSI@K12 hosted email and hosted voice for the K-12 market. In 2011 we are continuing to develop these solutions for K-12 and are expanding them into higher education. Our Financial Management Applications Segment continued to do well in 2010 and we are seeing a significant uptick in new software sales in early 2011. And our Technology Solutions Segment remains focused on the 21st Century Connected Classroom while we have also expanded our offerings to include physical security, including IP-based surveillance. Operating system migrations and virtualization are growing components of this segment along with our core technologies, including on-premise IP telephony, network security, wireless technologies, and PC and laptop deployments.”

Conference Call Reminder for Today

The Company will host a conference call today, Thursday, March 24, 2011 at 4:15 Eastern Time to discuss the Company’s financial and operational results for year ended December 31, 2010.

Conference Call Details

Date: Thursday, March 24, 2011

Time: 4:15 p.m. (EDT)

Dial-in Number: 1-877-941-8416

International Dial-in Number: 1-480-629-9808

It is recommended that participants phone-in approximately 5 to 10 minutes prior to the start of the 4:15 p.m. call. A replay of the conference call will be available approximately 3 hours after the completion of the call for 30 days, until April 23, 2011. To listen to the replay, dial 1-877-870-5176 if calling within the U.S., 1-858-384-5517if calling internationally and enter the pass code4421899.

The call is also being webcast and may be accessed at CSI’s website at www.csioutfitters.com. The webcast will be archived and accessible until April 23, 2011 on the Company website.

About Computer Software Innovations, Inc.

CSI provides software and technology solutions to public sector markets. CSI software solutions have established the Company as a major software provider in the southeast education market including through its award winning financial management solutions for the education and local government market sectors. CSI’s Version3 products, which include identity and access management and cloud-based communication and collaboration solutions, expand CSI’s presence throughout the US. The CSI@K12 Education Cloud provides the education community with enterprise class, hosted voice, hosted email and hosted web solutions.

The CSI 21st Century Connected School solution has established the Company as a major technology provider to the southeast education market. CSI 21st Century Connected School is a seamless integration of instruction, collaboration, and network solutions. CSI financial management applications and the 21st Century Connected School solutions have been a significant factor in nearly doubling company revenue in the past four years to over $50 million and increasing education revenue contribution to approximately 90% of total revenue.

The CSI solution portfolio encompasses proprietary financial management software specialized for the public sector, lesson planning and identity and access management software, cloud-based communication and collaboration solutions, SharePoint development, network infrastructure and end device solutions, IP telephony and IP convergence applications, network management solutions and managed services, and interactive classroom technologies. More information about CSI (OTCBB: CSWI.OB) is available at www.csioutfitters.com.

Financial Tables to Follow

COMPUTER SOFTWARE INNOVATIONS, INC.

CONSOLIDATED STATEMENTS OF INCOME

(Amounts in thousands, except per share data)	For the Quarter Ended December 31,		For the Years Ended December 31,
	2010	2009	2010	2009
REVENUES
Financial Management Applications Segment	$3,180	$3,526	$13,652	$13,585
Cloud Services Segment	256	305	954	1,319
Technology Solutions Segment	7,946	7,531	38,067	36,913

Net sales and service revenue	11,382	11,362	52,673	51,817

COST OF SALES
Financial Management Applications Segment
Cost of sales, excluding depreciation, amortization and capitalization	1,932	1,941	7,566	7,448
Depreciation	30	28	117	109
Amortization of capitalized software costs	341	322	1,184	1,171
Capitalization of software costs	(361)	(240)	(1,144)	(943)

Total Financial Management Applications Segment cost of sales	1,942	2,051	7,723	7,785

Cloud Services Segment
Cost of sales, excluding depreciation, amortization and capitalization	385	354	1,802	1,064
Depreciation	24	5	63	12
Amortization of capitalized software costs	82	97	324	381
Capitalization of software costs	(126)	(145)	(613)	(145)

Total Cloud Services Segment cost of sales	365	311	1,576	1,312

Technology Solutions Segment
Cost of sales, excluding depreciation	6,709	6,454	32,536	31,276
Depreciation	28	24	103	104

Total Technology Solutions Segment cost of sales	6,737	6,478	32,639	31,380

Total cost of sales	9,044	8,840	41,938	40,477

Gross profit	2,338	2,522	10,735	11,340

OPERATING EXPENSES
Research and development	44	59	166	311
Selling costs	1,209	1,189	4,572	4,797
Marketing costs	131	53	518	425
Stock based (non-employee wage) compensation	(1)	28	48	165
Acquisition costs	—	—	—	2
Professional and legal compliance costs	44	127	429	505
Depreciation and amortization	116	159	550	642
Other general and administrative expenses	831	830	3,327	3,457

Total operating expenses	2,374	2,445	9,610	10,304

Operating (loss) income	(36)	77	1,125	1,036

OTHER EXPENSE
Interest expense	(30)	(86)	(231)	(388)
Loss on disposal of property and equipment	(6)	—	(8)	(4)

Other expense	(36)	(86)	(239)	(392)

Income before income taxes	(72)	(9)	886	644
INCOME TAX (BENEFIT) EXPENSE	(10)	(4)	433	354

NET (LOSS) INCOME	$(62)	$(5)	$453	$290

BASIC (LOSS) EARNINGS PER SHARE	$(0.01)	$—	$0.07	$0.05

DILUTED (LOSS) EARNINGS PER SHARE	$(0.01)	$—	$0.03	$0.02

WEIGHTED AVERAGE SHARES OUTSTANDING:
— Basic	6,545	6,436	6,504	6,401

— Diluted	6,545	6,436	13,899	14,105

COMPUTER SOFTWARE INNOVATIONS, INC.

CONSOLIDATED BALANCE SHEETS

(Amounts in thousands)	December 31, 2010	December 31, 2009
ASSETS
CURRENT ASSETS
Cash and cash equivalents	$1,578	$—
Accounts receivable, net	8,681	7,587
Inventories	558	2,628
Prepaid expenses	159	140
Taxes receivable	284	32

Total current assets	11,260	10,387

PROPERTY AND EQUIPMENT, net	1,033	732
COMPUTER SOFTWARE COSTS, net	2,844	2,573
GOODWILL	2,431	2,431
OTHER INTANGIBLE ASSETS, net	2,359	2,647

Total assets	$19,927	$18,770

LIABILITIES AND SHAREHOLDERS’ EQUITY
CURRENT LIABILITIES
Accounts payable	$2,600	$2,229
Deferred revenue	8,014	7,790
Deferred tax liability	693	445
Bank line of credit	—	—
Current portion of notes payable	456	505
Subordinated notes payable to shareholders	58	1,750

Total current liabilities	11,821	12,719

LONG-TERM DEFERRED TAX LIABILITY, net	226	144
NOTES PAYABLE, less current portion	618	—
SUBORDINATED NOTES PAYABLE TO SHAREHOLDERS, less current portion	783	—

Total liabilities	13,448	12,863

COMMITMENTS AND CONTINGENCIES
SHAREHOLDERS’ EQUITY
Preferred stock - $0.001 par value; 15,000 shares authorized; 6,740 shares issued and outstanding	7	7
Common stock - $0.001 par value; 40,000 shares authorized; 6,558 and 6,448 shares issued and outstanding, respectively	7	6
Additional paid-in capital	9,249	9,075
Accumulated deficit	(2,700)	(3,153)
Unearned stock compensation	(84)	(28)

Total shareholders’ equity	6,479	5,907

Total liabilities and shareholders’ equity	$19,927	$18,770

COMPUTER SOFTWARE INNOVATIONS, INC.

CONSOLIDATED STATEMENT OF CHANGES IN SHAREHOLDERS’ EQUITY

(Amounts in Thousands)	Common Stock	Preferred Stock	Additional Paid-In Capital	Accumulated Deficit	Unearned Stock Compensation	Total
Balances at December 31, 2008	$6	$7	$8,884	$(3,443)	$(55)	$5,399

Issuance of common stock	—	—	46	—	—	46
Issuance of stock options	—	—	51	—	(51)	—
Issuance of warrants, DC Consulting	—	—	94	—	—	94
Stock based compensation	—	—	—	—	78	78
Net income for the year ended December 31, 2009	—	—	—	290	—	290

Balances at December 31, 2009	$6	$7	$9,075	$(3,153)	$(28)	$5,907

Issuance of common stocks	1	—	52	—	—	53
Issuance of stock options	—	—	129	—	(129)	—
Exercise of stock options	—	—	5	—	—	5
Forfeiture of stock options	—	—	(12)	—	12	—
Stock based compensation	—	—	—	—	61	61
Net income for the year ended December 31, 2010	—	—	—	453	—	453

Balances at December 31, 2010	$7	$7	$9,249	$(2,700)	$(84)	$6,479

COMPUTER SOFTWARE INNOVATIONS, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(Amounts in thousands)	For the years ended December 31,
	2010	2009
OPERATING ACTIVITIES
Net income	$453	$290
Adjustments to reconcile net income to net cash provided by operating activities
Depreciation and amortization	2,341	2,419
Stock compensation expense	113	218
Deferred income tax expense (benefit)	330	(161)
Loss on disposal of property and equipment	8	4
Changes in deferred and accrued amounts net of effects from payments for acquisitions
Accounts receivable	(1,094)	6,275
Inventories	2,070	(1,076)
Prepaid expenses and other assets	(19)	(42)
Accounts payable	371	(1,415)
Deferred revenue	224	1,094
Income tax receivable	(252)	191

Net cash provided by operating activities	4,545	7,797

INVESTING ACTIVITIES
Purchases of property and equipment	(854)	(350)
Proceeds from disposal of property and equipment	—	—
Capitalization of computer software	(1,779)	(1,124)
Investment in other intangible assets	—	(32)

Net cash used for investing activities	(2,633)	(1,506)

FINANCING ACTIVITIES
Net repayments under line of credit	—	(5,634)
Borrowings under notes payable	1,000	—
Repayments of notes payable	(1,339)	(657)
Proceeds from exercise of stock options	5	—

Net cash used for financing activities	(334)	(6,291)

Net change in cash and cash equivalents	1,578	—
CASH AND CASH EQUIVALENTS, BEGINNING OF YEAR	—	—

CASH AND CASH EQUIVALENTS, END OF YEAR	$1,578	$—

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:
Cash paid during the year for:
Interest	$243	$488
Income taxes	$354	$311

Non-GAAP Financial Measure: Explanation and Reconciliation of EBITDA and Adjusted EBITDA

EBITDA is a non-GAAP financial measure used by management, lenders and certain investors as a supplemental measure in the evaluation of some aspects of a corporation’s financial position and core operating performance. Investors sometimes use EBITDA as it allows for some level of comparability of profitability trends between those businesses differing as to capital structure and capital intensity by removing the impacts of depreciation and amortization. EBITDA also does not include changes in major working capital items such as receivables, inventory and payables, which can also indicate a significant need for, or source of, cash. Since decisions regarding capital investment and financing and changes in working capital components can have a significant impact on cash flow, EBITDA is not a good indicator of a business’s cash flows. We use EBITDA for evaluating the relative underlying performance of the Company’s core operations and for planning purposes, including a review of this indicator and discussion of potential targets in the preparation of annual operating budgets. We calculate EBITDA by adjusting net income or loss to exclude net interest expense, income tax expense or benefit, depreciation and amortization, thus the term “Earnings Before Interest, Taxes, Depreciation and Amortization” and the acronym “EBITDA.”

EBITDA is presented as additional information because management believes it to be a useful supplemental analytic measure of financial performance of our core business, and as it is frequently requested by sophisticated investors. However, management recognizes it is no substitute for GAAP measures and should not be relied upon as an indicator of financial performance separate from GAAP measures (as discussed further below).

“Adjusted EBITDA or “Financing EBITDA” is a non-GAAP financial measure used in our calculation and determination of compliance with debt covenants related to our bank credit facilities. Adjusted EBITDA is also used as a representation as to how EBITDA might be adjusted by potential lenders for financing decisions and our ability to service debt. However, such decisions would not exclude those other items impacting cash flow which are excluded from EBITDA, as noted above. Adjusted EBITDA is defined as net income or loss adjusted for net interest expense, income tax expense or benefit, depreciation, amortization, and also certain additional items allowed to be excluded from our debt covenant calculation including other non-cash items such as operating non-cash compensation expense (such as stock-based compensation), and the Company’s initial reorganization or restructuring related costs, unrealized gain or loss on financial instrument (non-cash related) and gain or loss on the disposal of fixed assets. While we evaluate the Company’s performance against debt covenants on this basis, investors should not presume the excluded items to be one-time costs. If the Company were to enter into additional capital transactions, for example, in connection with a significant acquisition or merger, similar costs could reoccur. In addition, the ongoing impact of those costs would be considered in, and potential financings based on, projections of future operating performance which would include the impact of financing such costs.

We believe the presentation of Adjusted EBITDA is important as an indicator of our ability to obtain additional financing for the business, not only for working capital purposes, but particularly as acquisitions are anticipated as a part of our growth strategy. Accordingly, a significant part of our success may rely on our ability to finance acquisitions.

When evaluating EBITDA and Adjusted EBITDA, investors should consider, among other things, increasing and decreasing trends in both measures and how they compare to levels of debt and interest expense, ongoing investing activities, other financing activities and changes in working capital needs. Moreover, these measures should not be construed as alternatives to net income (as an indicator of operating performance) or cash flows (as a measure of liquidity) as determined in accordance with GAAP.

While some investors use EBITDA to compare between companies with different investment and capital structures, all companies do not calculate EBITDA or Adjusted EBITDA in the same manner. Accordingly, the EBITDA and Adjusted EBITDA measures presented below may not be comparable to similarly titled measures of other companies.

A reconciliation of Net Income reported under GAAP to EBITDA and Adjusted EBITDA is provided below:

	Quarter Ended December 31,		Year Ended December 31,
	2010	2009	2010	2009
Reconciliation of net income per GAAP to EBITDA and Adjusted EBITDA:
Net (loss) income per GAAP	$(62)	$(5)	$453	$290
Adjustments:
Income tax (benefit) expense	(10)	(4)	433	354
Interest expense, net	30	86	231	388
Depreciation and amortization of property, equipment, and intangible assets (excluding software development costs)	198	216	833	867
Amortization of software development costs	423	419	1,508	1,552

EBITDA	579	712	3,458	3,451

Adjustments to EBITDA to exclude those items excluded in loan covenant calculations:
Stock based compensation (non-cash portion)	(1)	28	48	165

Adjusted EBITDA	$578	$740	$3,506	$3,616

Forward-Looking and Cautionary Statements

This release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Among other things, these statements relate to our financial condition, results of operations and future business plans, operations, opportunities and prospects. In addition, we and our representatives may from time to time make written or oral forward-looking statements, including statements contained in filings with the Securities and Exchange Commission and in our reports to stockholders. These forward-looking statements are generally identified by the words or phrases “may,” “could,” “should,” “expect,” “anticipate,” “plan,” “believe,” “seek,” “estimate,” “predict,” “project” or words of similar import. These forward-looking statements are based upon our current knowledge and assumptions about future events and involve risks and uncertainties that could cause our actual results, performance or achievements to be materially different from any anticipated results, prospects, performance or achievements expressed or implied by such forward-looking statements. These forward-looking statements are not guarantees of future performance. Many factors are beyond our ability to control or predict. You are accordingly cautioned not to place undue reliance on such forward-looking statements, which speak only as of the date that we make them. We do not undertake to update any forward-looking statement that may be made from time to time by or on our behalf.

In our most recent Form 10-K, we have included risk factors and uncertainties that might cause differences between anticipated and actual future results. We have attempted to identify, in context, some of the factors that we currently believe may cause actual future experience and results to differ from our current expectations regarding the relevant matter or subject area. The operations and results of our software and systems integration businesses also may be subject to the effects of other risks and uncertainties, including, but not limited to:

•	a reduction in anticipated sales;

•	an inability to perform customer contracts at anticipated cost levels;

•	our ability to otherwise meet the operating goals established by our business plan;

•	market acceptance of our new software, technology and services offerings;

•	an economic downturn; and

•	changes in the competitive marketplace and/or customer requirements.

Contacts:

Company Contact: David Dechant

Computer Software Innovations, Inc.

(864) 855-3900

ddechant@csioutfitters.com